Exhibit 23.6

Consent of Morgan Stanley & Co. Incorporated

The Board of Directors

Tele Celular Sul Participações S.A.

Rua Comendador Araújo 299-3° andar

Curitiba, Paraná

We hereby consent to the use of our name and to the inclusion of our fairness opinion in Annex F (Fairness Opinion of Morgan Stanley & Co. Incorporated), as part of this Registration Statement on Form F-4 of Tele Celular Sul Participações S.A. (“TSU”) and any subsequent amendment to such registration statement (such registration statement and any amendment thereto, the “Registration Statement”), the reference to our name and to the description of such opinion under the captions “Part One-Questions and Answers About Merger,” “Part Two—Summary—Fairness Opinion,” “Part Five—The Merger—Fairness Opinion” in the Prospectus of the Company, which Prospectus is part of the Registration Statement. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Morgan Stanley & Co. Incorporated

New York, NY

July 21, 2004.